EXHIBIT 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on the 24th day of October 2004 by and between BioLase Technology, Inc., a Delaware corporation (the “Company”), and John W. Hohener. The Company and John W. Hohener are the only parties to this agreement.

RECITALS

WHEREAS, the Company desires to employ John W. Hohener as the Company’s Chief Financial Officer (“Executive”), effective November 23, 2004, and Executive is willing to accept such employment on certain terms and conditions;

WHEREAS, the Company and Executive desire to formalize the terms and conditions of such employment;

NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Duties.

(a) The Company will employ Executive, as of November 23, 2004, as its Chief Financial Officer, and Executive accepts such employment. In such capacity, Executive shall report and be responsible to the Company’s Chief Executive Officer (“CEO”) and the Board of Directors (the “Board”) and shall perform such duties and functions as may be assigned to Executive from time to time by the CEO and the Board. Executive shall comply with all proper and reasonable directives and instructions of the CEO and the Board.

(b) Executive agrees during the term of his employment hereunder to devote his full business time, attention and energies and use his best efforts to promote the interest of the Company. Executive will perform his duties and responsibilities incident to his position hereunder and serve the Company diligently and to the best of his ability. Executive shall act in accordance with the policies and directives of the Company as determined from time to time provided that such policies and directives do not conflict with any law, government regulation, generally accepted accounting policies or generally accepted practices of corporate governance.

(c) Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing on October 24, 2004 (the “Effective Date”). The period during which Executive provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the “Employment Period.”

2. Compensation.

(a) For all services to be rendered by Executive during the Employment Period, the Company shall pay Executive a base salary at the annual rate of Two Hundred Twenty

Five Thousand Dollars ($225,000) per year. Executive’s salary shall be paid on such basis as is the normal payment pattern for executive officers of the Company but no less frequently than monthly. The annual base salary amount may be increased from time to time, but at least reviewed annually, following discussions with Executive and Company. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages during the Employment Period.

(b) In addition to his base salary, Executive will be eligible to receive an annual performance bonus of up to One Hundred Twenty Thousand Dollars $120,000, commencing with the calendar year 2005, for each calendar year of service during the Employment Period (the “Bonus”). The annual performance bonus may be increased from time to time, but at least reviewed annually, following discussions with Executive and Company. Nothing herein is intended or shall be construed to entitle Executive to receive a minimum bonus, and the CEO and the Board shall determine the extent to which the targets have been achieved and performance Bonus earned. (Such targets will be agreed upon by the Executive, the CEO and the Board not later than March 31, 2005.)

3. Options.

(a) Upon the Effective Date of your employment hereunder, Executive shall be granted pursuant to the terms of the Company’s 2002 Stock Option Incentive Plan, as amended (the “Plan”), an Initial Stock Option to purchase 240,000 shares of the common stock of the Company. The date of the grant will be November 23, 2004 or such earlier date that Executive is able to begin full-time employment at the Company without any further encumbrances, and the exercise price of the option will be equal to the fair market value of the common stock on the first date of commencement of full-time employment by the Company. The options will be governed by a separate stock option agreement and the Plan. The options will vest over a three year period so long as Executive provides service to the Company in accordance with the Plan, with one-third of the options becoming vested upon the first anniversary of the effective date and 1/8 of the total shares subject to the option vesting at the end of each quarterly period anniversary thereafter.

(b) Executive shall be eligible to receive awards under such stock option or other equity award plans or programs as are generally available from time to time to similarly situated executive employees of the Company, subject to and in accordance with the terms, conditions and overall administration of such plans or programs. Nothing herein is intended or shall be construed to require the institution or continuation of any stock option or other equity award plan or program, or to entitle Executive to receive any stock option or other equity award other than what is provided for in this Section 3(b).

(c) The Company shall deduct or withhold from the compensation and benefits payable to Executive hereunder any and all sums required for federal income and employment and other taxes and all state or local income and other taxes now applicable or that may be enacted and become applicable during the Employment Period.

4. Benefits. Executive shall be entitled to such fringe benefits, expenses and perquisites as are generally made available to executive officers of the Company from time to time. Executive shall be entitled to four weeks of paid vacation per annum subject to the terms and conditions of the Company’s vacation pay policy. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies. Additionally, throughout the Employment Period, Executive and his immediate family will be eligible to participate in any and all medical and dental plans which are made available to the Company’s executives and for which Executive qualifies. The premiums for such medical and dental plans will be borne by the Company. The Company will also reimburse executive for out-of-pocket costs, fees, charges, or expenses associated with the aforementioned plans. In no event, however, shall the Company’s reimbursement of out-of-pocket costs, fees charges or expenses exceed a yearly cap of $3,000 without prior written approval of the Board.

5. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder during the Employment Period, provided that Executive furnishes to the Company receipts and other documentation within 45 days evidencing such expenditures in form satisfactory to the Company prior to the expiration of the Employment Period.

6. Non-Competition.

(a) Except with the prior written consent of the Company’s Board of Directors, Executive will not, while employed by the Company, or during any period during which Executive is receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 7(d) herein, Executive agrees not to compete with the Company or any of its subsidiaries in any manner whatsoever. Without limiting the generality of the foregoing, Executive shall not, during the Employment Period, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with any of the businesses of the Company or any of its subsidiaries as they may be conducted from time to time.

(b) During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse to or competitive with the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by

Executive, as a passive investment, of less than one half of one percent of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 6(b).

(c) Executive may engage in civic, educational and charitable activities. Executive shall be entitled, with the written approval of the Board, to serve as a director of any corporation other than a corporation, which, in the good faith opinion of the Board, is in competition with the Company or a subsidiary of the Company. Executive shall be entitled to receive compensation from any corporation with respect to which he serves as a director in accordance with this Section 6(c). Notwithstanding anything to the contrary set forth herein, Executive shall not be entitled to engage in any of the activities set forth in this Section 6(c) if such activities, in the good faith opinion of the Board, interfere or could reasonably be expected to interfere with Executive’s performance of his duties and activities under this Agreement.

(d) During Executive’s employment by the Company, executive shall promptly disclose to the Company and shall use his best efforts to transfer to or hold for the benefit of the Company but in no event shall divert or exploit for his own personal profit or that of any other person except the Company, any business opportunity or other opportunity to acquire an interest in or a contractual relationship with any person or entity where such person or entity is in the same line of business as the Company or a subsidiary or where such contractual relationship would be considered a feasible and advantageous opportunity for the Company or a subsidiary, when such interest is competitive to the business of the Company.

(e) Solicitation of Employees. Executive hereby agrees that during the Employment Period and for two (2) years thereafter, Executive shall not, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(e).

7. Term of Agreement.

(a) The basic term of Executive’s employment with the Company hereunder shall commence on the Effective Date and, except in the event of earlier termination as provided for in this Section 7, shall continue automatically on a yearly basis. Nothing herein is intended or shall be construed to require the institution or continuation of any stock option or other equity award plan or program, or to entitle Executive to receive any stock option or other equity award other than what is provided for in Section 3(b).

(b) Executive’s employment with the Company shall be “at will,” and either Executive or the Company may terminate Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 7(c)). Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a dully authorized officer or director of the Company, as approved in a written resolution of the Board.

(c) For the purposes of this Agreement, the term with “Cause” shall mean: (i) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for any crime (other than intoxication) involving any felony punishable by imprisonment in the jurisdiction involved; (ii) gross and willful negligence or misconduct by Executive in the execution of his assigned duties, (provided that such assigned duties do not require Executive to take any actions that are unlawful or otherwise improper); (iii) the willful and material breach of this Agreement by Executive if Executive fails to cure such breach within 30 business days following written notice from the Company; or (iv) Executive’s commission of any act of fraud in connection with his employment by the Company.

(d) In the event the Company terminates the employment of Executive without Cause (as specifically defined in Section 7(c)), the Company shall pay to Executive as severance pay (i) pay an amount equal to six times the base monthly salary Executive was receiving immediately prior to the date of termination (the “Severance Payments”); provided, however, that Executive shall be required to execute a release of claims substantially in the form of Exhibit A and shall not be eligible to receive any such severance payment until said release shall become effective (Immediately upon execution of the Release, and provided that Executive does not exercise any right he may have to revoke the Release, Executive shall receive a initial payment of $5,000, the remaining portion of the Severance Payments will be paid in biweekly intervals for the remaining six month period subject to all applicable withholding requirements as set forth in Section 2 (a)); (ii) COBRA premiums, upon request, paid by Executive with respect to the six-month period following the effective date of such termination; (iii) the pro-rated portion of any performance bonus to which Executive would otherwise have been entitled for the performance period during which such termination becomes effective, such payment to be made within fifteen business days of the date on which it can first be determined that such bonus has been earned; and (iv) vested stock option shares, the amount of which will be determined by the number necessary to ensure Executive receives a minimum of 100,000 stock option shares; provided, however, that Executive, at the time of termination, is not already fully vested in a minimum of 100,000 stock option shares. All of Executive’s vested shares, regardless of the grant to which they apply, will become immediately exercisable at the time of termination. Additionally, subject to any other provision of any agreement evidencing any stock option held by Executive, including the Initial Stock Option, all stock options held by Executive shall be exercisable for a period of six months following the Effective Date of such termination or resignation, provided, however, that such extension is permissible and in accordance with the terms, conditions and overall administration of such plans or programs. Neither Executive’s voluntary resignation of his employment nor the termination of Executive’s employment with Cause shall give rise to Executive’s entitlement to any Severance Payments.

(e) Executive may resign with Good Reason on 30 days’ advance written notice to the Company of such resignation, provided that such notice is given by Executive within 90 days following the occurrence of any event constituting Good Reason (as defined below) and, provided further that the Company does not remedy the basis for such termination prior to the expiration of such 30 days notice period. As used in this Agreement, “Good Reason” shall mean (i) the assignment to Executive, without his consent, of duties inconsistent with Executive’s position so as to constitute a diminution of status with the Company, including an assignment of Executive to a position other than Chief Financial Officer of the ultimate parent company in the event the Company is acquired by, or otherwise becomes a subsidiary of, another company, (ii) a reduction by the Company in the base salary as in effect at any time without Executive’s consent, and (iii) a requirement that Executive relocate (or report on a regular basis) to an office outside of Orange County, California without Executive’s consent.

(f) In the event the Executive resigns with Good Reason, (i) the Company shall continue to pay to Executive his base salary for a six-month period following the effective date of such resignation, (ii) the Company shall reimburse Executive upon request for any COBRA premiums paid by him with respect to the six month period following the effective date of such resignation, (iii) the Company shall pay to Executive the pro-rated portion of any performance bonus to which Executive would otherwise have been entitled for the performance period during which such resignation becomes effective, such payment to be made within fifteen business days of the date on which it can first be determined that such bonus has been earned, (iv) vested stock option shares, the amount of which will be determined by the number necessary to ensure Executive receives a minimum of 100,000 stock option shares; provided, however, that Executive, at the time of termination, is not already fully vested in a minimum of 100,000 stock option shares and all of Executive’s vested shares, regardless of the grant to which they apply, will become immediately exercisable at the time of termination (v) subject to any other provision of any agreement evidencing any stock option held by Executive, including the Initial Stock Option, all stock options held by Executive shall be exercisable for a period of six months following the Effective Date of such termination or resignation, provided, however, that such extension is permissible and in accordance with the terms, conditions and overall administration of such plans or programs. In addition to the foregoing, if any such termination or resignation is effective after the completion of a performance period for which Executive has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Executive as and when such bonus would have been paid absent such termination.

(g) Upon a Change in Control of the Company, as defined as a change in the majority of Board composition within a period of 60 consecutive days or the acquisition by a third party of greater than 50% of the outstanding shares of the Company, all stock options shall immediately become 100% vested and exercisable in full.

(h) Executive may voluntarily resign (i.e., without Good Reason) at any time on 30 days’ advance written notice to the Company of such resignation. In the event of any such resignation, the Company may by written notice to Executive, make such resignation effective immediately or as of any date prior to the expiration of the 30 days’ notice period, in which event such resignation shall be effective as of such earlier date; provided, however, that any stock options held by Executive, including the Initial Stock Option, shall continue to vest during the full 30 day notice period even if the Company elects to make such resignation effective immediately or as of any date prior to the expiration of such notice period. Except as otherwise agreed in writing (or as required by law), upon any such resignation, the Company shall have no further obligation to Executive under this Agreement by way of compensation or otherwise other than to pay Executive his base salary through the effective date of such resignation; provided, however, that if such resignation is effective after the completion of a performance period for which Executive has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Executive as and when such bonus would have been paid absent such termination. Notwithstanding any contrary provision in any agreement evidencing any stock option held by Executive, including the Initial Stock Option, all stock options held by Executive shall be exercisable for a period of six months following the effective date of such resignation.

(i) In the event of Executive’s death as covered by the Company’s life and accidental death plans, (i) the Company shall pay to Executive’s estate within thirty days of Executive’s death a lump-sum amount equal to the then effective six months of base salary, subject to the immediate offset from the insurance benefit paid subsequent to the qualifying death and (ii) Executive shall vest in additional stock option shares, the amount of which will be determined by the number necessary to ensure Executive’s Estate receives a minimum of 100,000 stock option shares; provided, however, that Executive, at the time of death, is not already fully vested in a minimum of 100,000 stock option shares and all of Executive’s vested shares, regardless of the grant to which they apply, will become immediately exercisable at the time of death (iii) subject to any other provision of any agreement evidencing any stock option held by Executive, including the Initial Stock Option, all stock options held by Executive shall be exercisable for a period of six months following the Effective Date of such death of Executive, provided, however, that such extension is permissible and in accordance with the terms, conditions and overall administration of such plans or programs. Except as required by law, no other compensation will be paid to Executive’s estate; provided, however, that if Executive dies after the completion of a performance period for which Executive has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Executive’s estate at such time as it would otherwise have been paid to Executive.

(j) The Company may terminate Executive’s employment on 30 days’ advance written notice to Executive in the event that he at any time becomes unable to perform his duties and responsibilities hereunder due to mental or physical disability, as covered by the Company’s long term disability plan. In the event of any such termination, (i) the Company shall continue to pay to Executive his base salary for a six month period following the effective date of such termination, subject to the immediate offset from the insurance benefit paid subsequent to the covered disability and (ii) Executive shall vest in additional stock option shares, the amount of which will be determined by the number necessary to ensure Executive receives a minimum of 100,000 stock option shares; provided, however, that Executive, at the time of termination, is not already fully vested in a minimum of 100,000 stock option shares and all of Executive’s vested shares, regardless of the grant to which they apply, will become immediately exercisable at the time of termination (iii) subject to any other provision of any agreement evidencing any stock option held by Executive, including the Initial Stock Option, all stock options held by Executive shall be exercisable for a period of six months following the Effective Date of such disability determination, provided, however, that such extension is permissible and in accordance with the terms, conditions and overall administration of such plans or programs. Except as required by law, no other compensation will be paid to Executive upon such termination; provided, however, that if such termination is effective after the completion of a full calendar year in which Executive has earned an annual performance bonus but before such bonus has been paid, the Company shall pay such bonus to Executive as and when such bonus would have been paid absent such termination.

(k) In the event that any payment or benefit received or to be received by Executive upon the termination of his employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any predecessor or successor to the Company or any corporation affiliated (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)), with the Company or which becomes affiliated with the Company (collectively all such payments are hereinafter referred to as the “Total Payments”) is deemed to be an “Excess Parachute Payment” (in whole or in part) to Executive within the meaning of Section 280G(b)(1) of the Code as in effect at such time, then, in addition to all other amounts to be paid to Executive by the Company hereunder, the Company shall, within 30 days of the date on which any “Excess Parachute Payment” is made, pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the “Excess Parachute Payment” received by Executive (determined without regard to any payments made to Executive pursuant to this Section 4.7) and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income tax rates applicable to the receipt by Executive of the “Excess Parachute Payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. This total would then be divided by two. It is the Company’s intention that Executive’s net after-tax position be substantially the same as it would have been had Sections 280G and 4999 not been part of the Code for 50% of all outstanding options. For purposes of implementing this Section 4.7, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

8. Confidentiality.

(a) As a condition of employment Executive agrees to execute and abide by the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit B. In addition, Executive hereby agrees that Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). Executive’s obligations under this Section 8 shall continue in effect after the termination of Executive’s employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Section 8. Within ten (10) business days of the effective date of the cessation of Executive’s employment, Executive shall return any Confidential Information to the Company which Executive has in his possession, custody or control. However, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

(b) The Company and Executive intend that the provisions of this Section 8 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is unenforceable by reason of its duration or scope, the Company and Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction, but that the Agreement as a whole shall be unaffected elsewhere.

(c) The Executive agrees that it would be difficult to compensate Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of this Section 8. Accordingly, the Executive specifically agrees that the Company and its successors and assigns shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(d) If Executive breaches any provision of Section 8, the rights of Executive to any benefits under the Agreement (including, but not limited to, any Severance Payments), shall be forfeited, unless the Board determines that such activity is not detrimental to the best interests of the Company and its affiliates. Such forfeiture shall be in addition to any other remedy of the Company under the Agreement or at law and in equity with respect to such breach. However, if Executive ceases such activity and notifies the Board of this action, Executive’s right to receive a benefit, may be restored within sixty (60) days of said notification, unless the Board in its sole discretion determines that the prior activity has caused serious injury to the Company and its affiliates, which determination shall be final and conclusive.

9. Miscellaneous.

(a) Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

(b) The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach thereof.

(c) This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of your employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls. The representations and warranties contained herein and the Executive’s obligations under Sections 6(d) and 8 shall survive termination of Employment Period and of the Agreement as provided herein.

(d) Any and all notices referred to herein shall be sufficiently furnished if in writing and personally delivered or sent by registered or certified mail, postage prepaid with return receipt requested, by facsimile transmission (if receipt is confirmed) or by courier to the Company at its principal executive office and to the Executive at his address as reflected in the Company’s employment records or such other address as a party may from time to time designate in writing in the manner set forth in this Section 9(d).

(e) If any portion or provision of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such changes (and only such changes) in such provision or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portions of this Agreement. If any such unenforceable or invalid provision or provisions shall be rendered enforceable and valid by changes in applicable law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.

(f) The rights and obligations of the parties hereto shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns. Without limiting the generality of the foregoing, this Agreement shall be binding upon any successor to the

Company whether by merger, acquisition of stock, purchase of all or substantially all of the Company’s assets, reorganization or otherwise. Executive may not assign his rights and duties hereunder, except with the prior written consent of the Company.

(g) This Agreement is intended to and shall be governed by, and interpreted under and construed in accordance with, the laws of the State of California applicable to contracts executed in and wholly performed with such state and without reference to any choice or conflict of laws principles. The payment of base compensation, bonus or benefits may be allocated to or made by such divisions or subsidiaries of the Company as appropriate.

(h) Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J•A•M•S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J•A•M•S employment arbitration rules (if J•A•M•S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. Each party shall pay for its, his or her, own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which entitles the prevailing party to attorneys’ fees and/or costs, or if there is a written agreement providing for fees and/or costs, the Arbitrator may award reasonable fees and/or costs to the prevailing party in accordance with such fee-shifting statute or agreement.

(i) Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) Company shall reimburse Executive for his reasonable attorney fees associated with the independent counsel consultation, not to exceed $3000, and (c) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(j) No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. No failure by any party to exercise, and no delay in exercising, any rights will be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

10. Indemnification.

The Company shall, to the maximum extent permitted under the General Corporation Law of the State of Delaware, indemnify Executive against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (with the written consent of the Company which shall not be unreasonably withheld) actually and reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Executive by reason of the fact that he was serving as an officer, director, employee or agent of the Company or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall provide Executive with directors and officer’s liability insurance coverage in an amount at least as favorable to Executive as what the Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BioLase Technology, Inc.

By	/s/ Federico Pignatelli
Federico Pignatelli, Chairman of the Board

/s/ JOHN. W. HOHENER
John. W. Hohener

EXHIBIT A TO

JOHN W. HOHENER EMPLOYMENT AGREEMENT OF OCTOBER 24, 2004

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 7(c) of the Employment Agreement dated October 24, 2004 (the “Employment Agreement”), to which this form is attached, I, John W. Hohener hereby furnish BioLase Technology, Inc. (the “Company” ), with the following release and waiver ( “Release and Waiver” ).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims I may have for unemployment compensation and worker’s compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Employment Agreement as Exhibit B. Nothing contained in this Release and Waiver shall be deemed to modify, amend or supersede the obligations set forth in that agreement. I understand and agree that my right to the Severance Payments I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.

This Release and Waiver, including Exhibit B to the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I agree that for a period of ten (10) years after my employment with the Company ceases, I will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the Company, or against any of the Company’s directors, officers, agents, employees, contractors.

Dated:

John W. Hohener

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

(JOHN W. HOHENER)

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 26th day of November 2004, by and between John W. Hohener, an individual (“Hohener”) and BIOLASE Technology, Inc., a Delaware corporation (the “Company”), with reference to the following facts:1

A.	The Company and Hohener have entered into that certain agreement dated October 24, 2004 (the “Agreement”), which provides for the terms and conditions of the employment of Hohener by the Company.

B.	The Company and Hohener now desire to amend the Agreement to provide certain modified terms and conditions.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree to amend the Agreement as follows:

1.	The Agreement is amended (i) to provide that Hohener first became employed by the Company as of November 13, 2004 and was appointed Executive Vice President and Chief Financial Officer as of November 15, 2004; (ii) to provide that the date of grant for the Initial Stock Option granted to Hohener (as evidenced by that certain Action by Unanimous Written Consent of the Board of Directors of the Company dated as of November 13, 2004) was November 13, 2004; and (iii) to increase the number of shares of the common stock of the Company subject to the Initial Stock Option from 240,000 to 250,000.

2.	Entire Agreement; Inconsistency. The Agreement, as amended hereby, constitutes the entire agreement and understanding between the parties with respect to the subject matter thereof and hereof. To the extent that any provision of the Agreement is inconsistent with the amendments effected hereby, the provisions of this Amendment shall prevail.

3.	Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute one document.

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[1]	Terms with initial letters capitalized and not otherwise defined herein have their respective meanings as set forth in the Employment Agreement.

IN WITNESS WHEREOF, this Amendment is made as of the date first written above.

BIOLASE Technology, Inc.

/S/ JOHN W. HOHENER	By:	/S/ ROBERT E. GRANT
John W. Hohener, an individual	Name:	Robert E. Grant
	Its:	President & CEO